Exhibit 99

                                       FOR IMMEDIATE RELEASE
                                       #96-04

                                       CONTACT:  Michael S. Huber
                                                 201-625-3400


   ANDAL CORP. ANNOUNCES RETIREMENT OF CHAIRMAN AND PRESIDENT
        AND MOVE OF HEADQUARTERS TO ROCKAWAY, NEW JERSEY


     NEW YORK, NY, August 30, 1996 -- ANDAL CORP. (OTC-ADLN) announced today that Andrew J. Frankel, its Chairman, and Alan N. Cohen, its President, have retired from those offices effective August 31, 1996 and that Peter D. Flood, President of its Multi-Arc Inc. subsidiary, has been elected Chairman and President.
Mr. Flood will also continue to serve as a Director of Andal. In addition, Walter N. Kreil, Jr., Vice President and Chief
Financial Officer of multi-Arc, was elected Senior Vice President and Chief Financial Officer of Andal and was elected Senior Vice President and Chief Financial Officer of Andal and was elected to Andal's Board of Directors. In connection with the aforesaid personnel changes, the headquarters of Andal will be moved to the Multi-Arc facility in Rockaway, New Jersey.

     Messrs. Frankel and Cohen will continue as Directors of Andal. In connection with termination of their employment, Messrs. Frankel and Cohen have assumed the lease on Andal's New York City office and certain other costs of the operation of the New York office; and Andal has agreed to issue 32,500 shares of its common stock to each of Mr. Frankel and Mr. Cohen.

     Andal, through its majority-owned subsidiary, Multi-Arc, is engaged in surface enhancement as a leading provider of thin-film metal coating services and systems.


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